Exhibit 18.1

November 13, 2025

Board of Directors Moleculin Biotech, Inc.
5300 Memorial Drive, Suite 950 Houston, TX 77007

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Moleculin Biotech, Inc. and subsidiaries (the “Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 2 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, the Company changed its accounting for its classification of warrants. These equity-linked instruments, which were previously liability-classified and remeasured to fair value each reporting period, are now equity-classified based on a change in accounting policy applicable to the evaluation of certain contingent settlement features. Note 2 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because the Company believes the revised classification is more aligned with customary share settlement of the instrument and with how management and users of the financial statements measure the Company's operating performance. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2024. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd